As filed with the Securities and Exchange Commission on November 25, 2005
Registration No. 333-91552

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SHIRE PLC
(Exact Name of Registrant as specified in its charter)

England and Wales	None
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Hampshire International Business Park
Chineham, Basingstoke
Hampshire RG24 8EP
England
(Address including zip code of Registrant’s Principal Executive Offices)

SHIRE PHARMACEUTICALS INC. 401(k) SAVINGS PLAN
(Full title of the plan)

Scott Applebaum
Senior Vice President and U.S. Associate General Counsel
Shire plc
725 Chesterbrook Blvd.
Wayne, Pennsylvania 19087
(484) 595-8800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
John J. McCarthy, Jr., Esq.	Barbara Nims, Esq.
Davis Polk & Wardwell	Davis Polk & Wardwell
450 Lexington Avenue	450 Lexington Avenue
New York, New York 10017	New York, New York 10017
212-450-4000	212-450-4000

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
See below(1)	N/A	N/A	N/A	N/A
(1)	The registration fees were paid at the time of the original filing of the Registration Statement. Because no additional securities or plan interests are being registered, no further registration fee is required.

EXPLANATORY NOTE

     On November 25, 2005, Shire Pharmaceuticals Group plc (the “Predecessor Registrant”) completed a reorganization (the “Reorganization”) of its corporate structure through a scheme of arrangement pursuant to Section 425 of the United Kingdom Companies Act 1985, resulting in the interposition of a new holding company, Shire plc (the “Registrant”). Pursuant to the scheme of arrangement, ordinary shares, each having a nominal value of £3.50, of the Registrant were substituted for ordinary shares, each having a nominal value of £0.05, of the Predecessor Registrant. Subsequent to the Reorganization and in connection therewith, the Registrant will undertake a capital reduction resulting in a decrease in the per share nominal value of its ordinary shares from £3.50 to £0.05. The capital reduction is expected to be effective on November 29, 2005.

     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333-91552, filed with the Securities and Exchange Commission (the “Commission”) on June 28, 2002 by the Predecessor Registrant (as amended, the “Registration Statement”), relating to the Shire Pharmaceuticals Inc. 401(k) Savings Plan (the “Plan”), is being filed by the Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to the Predecessor Registrant following the Reorganization.

     In accordance with Rule 414(d) under the Securities Act, the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*	Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference in this Post-Effective Amendment No. 1 to the Registration Statement:

      (1) The Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004.

     (2) All reports filed by us or by the Predecessor Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004.

     (3) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Current Report on Form 8-K filed on November 25, 2005, including any amendment or report filed for the purpose of updating such description.

     (4) The Annual Report on Form 11-K of the Shire US Inc. 401(k) Savings Plan for the fiscal year ended December 31, 2004.

     All other documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

      Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

      None

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

     Pursuant to Paragraph 144 of the Articles of Association of the Registrant, every person who was or is a director of the Company may, but is not required to, be indemnified out of the assets of the Registrant for any liability for which the Company may lawfully indemnify that director.

      The Company’s Memorandum and Articles of Association provide in relevant part:

      Article 144. Indemnity of Directors

     Subject to the provisions of the Companies Acts, the Company may indemnify any director of the Company or of any associated company against any liability and may purchase and maintain for any director of the Company or any associated company insurance against any liability.

     The relevant provisions of the Companies Act 1985, as amended, are Sections 309A, 309B and 309C, which provide:

      “§ 309A: Provisions protecting directors from liability.

     (1) This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

     (2) Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

     (3) Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of –

 (a) the company, or

 (b) an associated company,

against any liability within subsection (1) is void

      This is subject to subsections (4) and (5).

     (4) Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

      (5) Subsection (3) does not prevent a company from purchasing and maintaining for a director of –

  (a) the company, or

  (b) an associated company,

      insurance against any liability within subsection (1).

      (6) In this section –

“associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company;

“provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.”

      “§ 309B: Qualifying third party indemnity provisions.

     (1) For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

     (2) Condition A is that the provision does not provide any indemnity against any liability incurred by the director –

  (a) to the company, or

  (b) to any associated company.

     (3) Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay –

  (a) a fine imposed in criminal proceedings, or

  (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

     (4) Condition C is that the provision does not provide any indemnity against any liability incurred by the director –

  (a) in defending any criminal proceedings in which he is convicted, or

  (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

  (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely –

 (i) section 144(3) or (4) (acquisition of shares by innocent nominee), or

 (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

     (5) In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

      (6) For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final –

 (a) if not appealed against, at the end of the period for bringing an appeal, or

 (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

      (7) An appeal is disposed of –

 (a) if it is determined and the period for bringing any further appeal has ended, or

 (b) if it is abandoned or otherwise ceases to have effect.

      (8) In this section “associated company” and “provision” have the same meaning as in section 309A.”

      “§ 309C: Disclosure of qualifying third party indemnity provisions.

     (1) Subsections (2) and (3) impose disclosure requirements in relation to a directors’ report under section 234 in respect of a financial year.

      (2) If –

     (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, or

     (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of the company,

the report must state that any such provision is or (as the case may be) was so in force.

      (3) If the company has made a qualifying third party indemnity provision and –

     (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, or

     (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of an associated company,

the report must state that any such provision is or (as the case may be) was so in force.

     (4) Subsection (5) applies where a company has made a qualifying third party indemnity provision for the benefit of a director of the company or of an associated company.

      (5) Section 318 shall apply to –

  (a) the company, and

  (b) if the director is a director of an associated company, the associated company,

as if a copy of the provision, or (if it is not in writing) a memorandum setting out its terms, were included in the list of documents in section 318(1).

      (6) In this section –

      “associated company” and “provision” have the same meaning as in section 309A; and

      “qualifying third party indemnity provision” has the meaning given by section 309B(1).”

Shire plc has entered into separate deeds of indemnity with each of its directors, and anticipates entering into deeds of indemnity with directors appointed in future, pursuant to the power under Article 144 of its Articles of Association.

The provisions of the deeds of indemnity are substantially identical and are intended to indemnify the directors of Shire plc to the full extent permitted by Sections 309A, 309B and 309C of the Companies Act 1985 (as amended) (the “Act”), as described above.

The deeds have two key provisions. Under the first (clause 2.1 of each deed), Shire plc indemnifies the director against any “liability” incurred by the director’s acts or omissions, or by virtue of his holding office as a director of Shire plc, which arises out of a claim brought against the director by a “third party”. “Liability” includes damages awarded against the director by a court (in certain circumstances) and also the cost of defending any claim. A “third party” is any party other than Shire plc, or a company associated with Shire plc. This indemnity is subject to certain limitations to its scope (described in section 309B of the Act) to ensure its qualification as a “third party” qualifying indemnity provision permitted by the Act.

If the director is convicted of a criminal offence or is refused relief by a court in relation to certain applications under the Act, that director must reimburse Shire plc for any amount in respect of the costs of defending the relevant proceedings advanced by Shire plc pursuant to clause 2.1.

Under the second key provision (clause 2.4 of each deed) Shire plc indemnifies the director solely against any liability the director incurs in defending a criminal claim or civil action brought against the director by, or on behalf of, Shire plc or a company associated with Shire plc (the director is not permitted to be indemnified in respect of any liability to Shire plc or an associated company, of itself).

However, the indemnity will cease, and the director will have to reimburse Shire plc for funds paid out under clause 2.4, if the director is convicted in criminal proceedings, if judgment is given against him in civil proceedings, or if he is refused relief by the court in relation to certain applications under the Act.

     Shire plc maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission while acting in their capacities as directors or officers of Shire plc or its affiliated companies.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8. EXHIBITS

4.1	Memorandum and Articles of Association of Shire plc*

4.2	Shire Pharmaceuticals Inc. 401(k) Savings Plan

5.1	Internal Revenue Service Opinion Letter for Prototype Plan

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1	Powers of attorney (included on the signature pages hereof)

*	Incorporated by reference to Exhibit 3.01 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005.

ITEM 9. REQUIRED UNDERTAKINGS

      (a) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

      The financial statements, the related financial statement schedules, and management's report on the effectiveness of internal control over financial reporting incorporated in this  registration statement by reference from the Annual Report  on Form 10-K of Shire Pharmaceuticals Group plc for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The statements of net assets available for plan benefits of the 1997 Restated Shire 401(k) Savings Plan and Trust (“the Plan”) as of December 31, 2004 and 2003, and the related statements of changes in net assets available for plan benefits for the years then ended incorporated by reference to the December 31, 2004 Annual Report on Form 11-K for the Plan, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SIGNATURES

     The Registrant, pursuant to the requirements of the Securities Act certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Basingstoke, England, on this 25th day of November, 2005.

SHIRE PLC

By:	/s/ Matthew Emmens

Name:	Matthew Emmens
Title:	Chief Executive Officer

POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below, constitutes and appoints Matthew Emmens and Angus Russell and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Shire plc to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. James Cavanaugh	Chairman and Non-Executive Director	November 25, 2005

Dr. James Cavanaugh

/s/ Matthew Emmens	Chief Executive Officer	November 25, 2005
(Principal executive officer)
Matthew Emmens

/s/ Angus Russell	Chief Financial Officer (Principal financial	November 25, 2005
officer and principal accounting officer)
Angus Russell

/s/ Dr. Barry Price	Senior Non-Executive Director	November 25, 2005

Dr. Barry Price

/s/ The Hon. James A. Grant	Non-Executive Director	November 25, 2005

The Hon. James A. Grant

Signature	Title	Date

/s/ Ronald Nordmann	Non-Executive Director	November 25, 2005

Ronald Nordmann

/s/ Robin Buchanan	Non-Executive Director	November 25, 2005

Robin Buchanan

/s/ David Kappler	Non-Executive Director	November 25, 2005

David Kappler

AUTHORIZED US REPRESENTATIVE

/s/ Scott Applebaum

Shire plc

By: Scott Applebaum, as the duly authorized
representative of Shire plc in the United
States

Date: November 25, 2005

EXHIBIT INDEX

4.1	Memorandum and Articles of Association of Shire plc*

4.2	Shire Pharmaceuticals Inc. 401(k) Savings Plan

5.1	Internal Revenue Service Opinion Letter for Prototype Plan

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1	Powers of attorney (included on the signature pages hereof)

*	Incorporated by reference to Exhibit 3.01 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005.